Exhibit 10.1

Internet Capital Group

2009 Performance Plan

The Board of Directors of Internet Capital Group, Inc. (together with its wholly-owned subsidiaries, the "Company") hereby establishes this 2009 Performance Plan (this "Plan"). The purpose of the Plan is to advance the interests of the Company's stockholders by providing certain officers and other employees with bonus payments upon achievement of Company-specific 2009 goals and individual goals, as well as to help the Company attract and retain key employees. The Company's officers and other regular employees are eligible to participate in the Plan.

The Compensation Committee of the Company's Board of Directors (the "Committee") will administer and interpret the Plan. All decisions and determinations of the Committee with respect to the Plan will be final and binding on all parties.

The Company's 2009 goals include quantitative and qualitative goals. The relative weighting of each element of the Company-specific goals is described below.

Seventy percent (70%) of the bonus potential related to Company goals is tied to accomplishment of quantitative goals. Realization of specified revenue goals for the Company's core partner companies accounts for twenty-five percent (25%) of the potential bonus award, and achievement of specified EBITDA performance goals for the core partner companies accounts for thirty-five percent (35%) of the potential bonus award. Ten percent (10%) of the potential bonus award relates to the Company's deployment of capital and strategic monetization of assets.

Thirty percent (30%) of the bonus potential is tied to execution against the following qualitative goals: (1) improvement in communicating the value of the Company's underlying assets, (2) building the ICG brand, (3) expansion of the ICG platform, (4) performance and competency of partner company executives, (5) reaction to unforeseen market and business conditions and (6) overall execution of strategic initiatives.

Following the end of the Company's fiscal year, the Committee will evaluate the Company's 2009 performance and determine the extent to which the Company's 2009 goals and individual goals were achieved. Based upon this assessment, the Committee will award bonuses in accordance with the terms of this Plan.